UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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AGILYSYS, INC.
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Dear Fellow Agilysys Shareholder:
Through its use of short-term-oriented value extraction antics, Ramius LLC is pursuing an ill-conceived investment strategy in Agilysys with no apparent understanding of the business or the historical transformation of the company. Ramius LLC is seeking your vote for three of its nominees to the Board of Agilysys. Now is not the time for shareholders to turn over stewardship of Agilysys to a short-term, reportedly liquidity-squeezed hedge-fund investor. We ask that you not support the whim of one shareholder who clearly is not acting in your best interests.
Ramius stated its short-term perspective and preference for selling all or part of the company just weeks after it first acquired Agilysys shares. In a letter dated May 21, 2008 Ramius strongly encouraged the Board to sell all or parts of the company. Again, on October 10, 2008, Ramius stated, “[T]he Board must promptly and diligently complete the strategic alternatives review process and consummate a sale of the Company, in whole or in part.” Your Board spent significant time and money to carefully consider strategic alternatives last year, and determined that a sale was not in the best interests of all shareholders.
Unlike Ramius, your Board maintains a long-term perspective regarding the value creation potential of Agilysys. The Board continues to be both proactive and responsive in addressing shareholder value, consistently serving as a steady hand in overseeing the significant strategic repositioning of the company. As a result of the Board’s diligent review of all strategic alternatives available to the company, we believe the company’s current course is the right one to maximize shareholder value.

Your Board Transformed Agilysys from a Distributor of Commodity Products to a Leading Technology Solutions Provider
Six years ago, Agilysys was a highly capital-intensive, non-proprietary distribution business faced with declining sales, margin pressures and little opportunity for growth in an industry dominated by global competitors of much greater scale. Your Board took a series of aggressive actions to substantially reposition the company as a leading provider of innovative, high-value information technology solutions, with much lower working capital requirements and much greater opportunities for long-term profitable growth and shareholder value creation.
Through the recent period of numerous market and economic challenges, the Board has remained unrelenting in its focus on pursuing a strategic vision in the best interests of shareholders. Your company:
•	Judiciously exited businesses where it had limited growth potential - We sold our electronic components business in 2003 for $285 million, and divested KeyLink Systems Distribution Business in 2007 for $485 million. These businesses represented approximately one-half and three-fourths of the company’s revenues, respectively, at the time of the divestitures.

•	Acquired high-margin businesses with excellent growth prospects where the company could be a market leader to further develop the company’s proprietary offerings — We significantly expanded the company’s solution provider business vertically into retail and hospitality solutions, and further expanded and diversified our technology solutions offerings.
•	Aggressively took action to reduce leverage and increase financial flexibility — Since 2002, Agilysys retired $175 million in senior notes, redeemed $144 million in convertible preferred securities, and recently returned a total of $150 million to shareholders through a “Dutch Auction” tender offer and two open-market share buyback programs.
The company now has leading market positions in its three higher-margin and higher-growth business segments — Hospitality, Retail and Technology Solutions Groups. Your Board has demonstrated that it is committed to taking visionary and aggressive action to maximize shareholder value creation.
Strategic Transformation Launched: Debt Reduced, Financial Flexibility Improves
In 2003, the company’s strategic transformation began with the divestiture of its broad-line electronic components distribution business to become less dependent on cyclical markets in the components business, and to invest more of its resources in the technology solutions business that offered greater potential for sustainable growth at higher levels of profitability. Proceeds from the sale of the electronic components distribution business, combined with cash generated from ongoing operations, were used to retire long-term debt and accelerate the growth of the company.
From the end of fiscal 2002 to fiscal 2007, Agilysys substantially reduced its debt by more than $322 million and improved its financial flexibility by retiring its 9.5% senior notes and redeeming its 6.75% convertible preferred securities.

Strategic Transformation Gains Traction: Agilysys Becomes a Leading IT Solutions Provider; Returns
$150 Million to Shareholders
During calendar year 2004, we performed a strategic review of our evolving business, evaluating relative opportunities and challenges in our remaining distribution business and our expanding IT solutions business. As a result of this review, the Board determined that divesting the KeyLink Systems Distribution Business would maximize the value of that business, provide a tax-effective, short-term cash return to shareholders, improve financial flexibility and increase long-term shareholder value by becoming solely focused on enterprise IT solutions.
The Board engaged JPMorgan to conduct an auction process, and bids were received for the distribution business. However, certain supplier franchise agreement issues resulted in a termination of transaction negotiations delaying both the KeyLink divestiture and the company’s redeployment of resources to the technology solutions business. The company persevered and the divestiture took place in March 2007.
Agilysys shareholders voted overwhelmingly in favor of the divestiture, indicating their support of the company’s strategic direction to invest its resources more productively to achieve organic and acquisitive growth and consolidation in proprietary IT solutions markets. Their support was reaffirmed in August 2007 when the company’s “Dutch Auction” tender offer at a range of $16.50 - $18.00 per share went undersubscribed, confirming that shareholders believed in the course the company was on and that future prospects were significantly greater than the tender offer.
Following its exit from the distribution business, the company—with the support of numerous shareholders— exceeded its strategic goal of returning a minimum of $100 million to shareholders, and returned a total of $150 million to shareholders through its “Dutch Auction” tender offer and open-market repurchases.
The Board oversaw Agilysys’ progress as an early consolidator in building its hospitality, retail and technology solutions businesses. The company expanded its solutions offerings by:
•	Proactively redirecting its core business,

•	Reallocating resources internally, and
•	Effecting an acquisition strategy to increase growth and its proprietary offerings.
In the last two years, we moved ahead of the industry by
•	Creating a multi-vendor Technology Solutions business through the addition of the Sun Microsystems product line and expansion of our EMC relationship,

•	Significantly expanding our product offering to serve the broader hospitality industry, and

•	Transforming our retail solutions business to be a leading system integrator to help customers develop solutions to improve efficiency, technology utilization, customer satisfaction and in-store profitability.
The company is now well-positioned as a market leader in each of its three business segments.
Stock Price Increases 156% During Strategic Transformation
On January 6, 2003, just prior to the announcement of the divestiture of the electronic components distribution business, the company’s stock was at $8.81 per share. By July 2, 2007, prior to the onset of the current recession and the decline of the financial markets, the stock had risen to $22.59 per share, for an increase of 156%, indicating investors’ broad-based support for Agilysys’ strategic transformation. We believe the current depressed stock price primarily reflects macroeconomic issues that are pressuring markets as a whole, and is not an indication of the long-term value of Agilysys’ business and the soundness of our strategy. Ramius confirms that the current stock price is not reflective of intrinsic value. In a whitepaper issued by Ramius in December 2008, Ramius said, “Over the past 15 months, we have seen macro-economic factors (and technical pressures) completely overwhelm fundamentals, causing companies to trade at or below intrinsic value ... .”
Taking Action in the Face of a Global Economic Crisis
Following the KeyLink divestiture and early implementation of the company’s aggressive growth strategy, the deterioration of the housing, automotive and financial markets led to an unprecedented global economic crisis. Although the company was able to quickly expand into its existing corporate cost structure through organic and acquisitive growth after its exit from the electronic components distribution business in 2003, market conditions prevented a similar result following the KeyLink divestiture.
Like numerous other listed companies, Agilysys’ stock price began to decline at the onset of the housing crisis in late 2007. Ramius acquired its first ownership stake in Agilysys in April 2008. Ramius immediately attempted to earn a quick return on their investment, consistent with their well-documented hedge fund activist mindset. Within six weeks of Ramius’ initial investment in Agilysys, Ramius strongly encouraged the Board to explore the sale of all or parts of the company.
The Board engaged financial advisor JPMorgan and formed a special committee of five independent directors, including representation from the company’s largest shareholder (MAK Capital), to explore all strategic options to maximize shareholder value, including the sale of all or parts of the company. As announced in October 2008, the Board completed a wide-ranging and exacting five-month evaluation of strategic alternatives available to the company to increase shareholder value. As a result of this comprehensive review, the Board unanimously agreed that Agilysys’ best course of action to maximize shareholder value is to remain an independent company, realign cost and overhead structure, and continue to drive value creation.
However, Ramius continues to push for a quick return without regard for the potential long-term damage to the company and its customers. Notwithstanding the comprehensive process of exploring strategic alternatives — a costly and significant distraction for the company, its employees, customers and strategic partners — Ramius further exacerbated these issues by pursuing an unnecessary, costly and time-consuming proxy battle.

Restructuring Brings Substantial Cost Savings
Following its determination to remain independent, the company executed a series of actions to reduce its cost structure and improve profitability. These actions, to date, have resulted in total annualized cost savings of $25 million.
As disclosed in the company’s press release on February 10, 2009, the company’s adjusted EBITDA, excluding restructuring expense and goodwill impairment, improved significantly for its fiscal third quarter ended December 31, 2008, from a year earlier. This improvement took place under substantially weaker market and economic conditions and was due to the company’s cost-cutting measures. The company remains well-capitalized, and cash on hand increased to $72.4 million as of December 31, 2008, up from $49.9 million on September 30, 2008.
Strong Corporate Governance Record
Contrary to Ramius’ misrepresentations about the Board’s governance, Agilysys’ Board has been consistently rated as performing in line with or above its peers by ISS/RiskMetrics, Glass Lewis, and PROXY Governance.
Agilysys Corporate Governance Quotient (CGQ®)Better Than Most Companies of Similar
Size in Its Industry

In 2008, the Board added a representative of MAK Capital, the company’s largest shareholder with almost 20% ownership, to the Board. With the retirement of the former Chairman, CEO and President, the company split the Chairman and CEO roles and appointed an independent non-executive Chairman.
Eight of the Board’s nine members are independent, and its four standing committees — Audit, Compensation, Nominating and Corporate Governance, and Executive — are comprised solely of independent directors exacting in their corporate governance charters and procedures. The breadth and depth of the Board’s public company director and executive experience, coupled with its deep industry-specific and complex capital structure and asset redeployment expertise, puts your company in good hands to deliver progressive shareholder value creation through today’s challenging credit and business environments.
Your Board has proved that it is visionary and prepared to take decisive, strategic action, while being diligent and responsive to evolving market opportunities and challenges.
Ramius’ Short-Term Horizon and Lack of Understanding of Agilysys’ Business Makes It a Poor and
Undesirable Steward
Now is not the time for Ramius’ self-serving and short-term-oriented value extraction antics which, in the current unprecedented depressed equity markets, would rob Agilysys shareholders of the opportunity to realize embedded intrinsic value in concert with a global economic recovery and stock market rebound.
Ramius is challenged by its own publicly reported downsizing and liquidity squeeze. Like many hedge funds, Ramius has been hit hard by the recent turmoil in the financial markets and subsequent withdrawal of funds by investors.
•	In December 2008, Ramius announced it was closing four funds with a combined $550 million in assets, was cutting its investing staff in Hong Kong and was planning to put some of its newly renovated office space in New York City on the market.

•	In November 2008, the Financial Times reported that Ramius was considering forfeiting its trading and advisory licenses in Hong Kong to cut costs and reallocate funds toward the United States and European markets.

•	In October 2008, Business Week reported that Ramius terminated 40 employees.

•	In September 2008, Ramius announced that it had assets tied up in the bankruptcy of Lehman Brothers.

•	In a February 2009 Wall Street Journal report, industry experts were asked to list which hedge funds were expected to survive the recent severe downturn, and Ramius did not make the list of surviving funds.
These events confirm that Ramius management has a number of issues that are negatively impacting its investors. We suggest that Ramius spend more effort addressing its own problems of mounting investor redemptions and spiraling losses, and less time trying to interfere in a business it does not appear to understand.
In addition, Ramius nominee Steve Tepedino’s current and historical business activities — and by his own admission to us — represent clear business conflicts that raise serious concerns about his qualifications to be a member of the Board. Ramius’ insistence on supporting Mr. Tepedino as a nominee for the Board shows a complete lack of understanding, or willingness to understand, the Agilysys Code of Business Conduct and its Governance Charter.
The Company’s Nominees Are Better Qualified to Act in Your Best Interests
Agilysys’ director nominees:
•	Thomas A. Commes, chair of the Audit Committee

•	Howard V. Knicely, chair of the Compensation Committee

•	R. Andrew Cueva, a representative of our largest shareholder all have significant and substantive experience with public equity and debt markets, regulatory issues, Securities and Exchange Commission rules and regulations, corporate governance tenets and fiduciary duties, all of which are paramount necessities for directors in these unparalleled economic times. In addition, each served on the special committee of independent directors that oversaw the comprehensive review of strategic alternatives in 2008.

Both Mr. Commes and Mr. Knicely have extensive experience in complex strategic transformations. Mr. Commes previously served as president and chief operating officer at The Sherwin-Williams Company and is a director for three public companies, including Agilysys. Mr. Knicely is a former executive vice president and board member at TRW Inc., where his responsibilities included managing the corporate IT, human resources and communications functions. Mr. Cueva is a senior investment industry executive and a managing director of Agilysys’ largest shareholder, MAK Capital Fund.
We strongly urge all shareholders to vote in favor of the Board’s nominees for election at its 2008 Annual Meeting of Shareholders, using the WHITE proxy card, and to discard any proxy card representing the opposition slate nominated by Ramius.
Sincerely,
Keith Kolerus
Chairman
Martin F. Ellis
President and Chief Executive Officer
YOUR VOTE IS IMPORTANT
•	The Board of Directors urges you to DISCARD the gold proxy card recently sent to you by Ramius. A “WITHHOLD AUTHORITY” vote on the gold Ramius proxy card is not a vote for the Board’s nominees. To vote FOR your Company’s nominees you MUST execute a WHITE proxy card.

•	If you voted on a gold proxy card BUT WISH TO SUPPORT YOUR COMPANY’S NOMINEES, please sign, date and mail the enclosed WHITE proxy card in the postage-paid envelope provided as soon as possible.

•	Remember — only your latest dated proxy will determine how your shares are to be voted at the meeting.

•	If any of your shares are held in the name of a bank, broker or other nominee, please contact the party responsible for your account and direct them to vote your shares for your Company’s nominees on the WHITE proxy card.
•	For assistance in voting your shares, or for further information, please contact our proxy solicitor:

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